Exhibit 10.28

RESIGNATION SETTLEMENT

This Resignation Settlement (this “Agreement”), effective as of December 31, 2010 (“Effective Date”), is executed by ACCENTIA BIOPHARMACEUTICALS, INC. (“Company”), a Florida Corporation, and ALAN M. PEARCE, (“Pearce”), residing at 13766 E. Yucca Street, Scottsdale, AZ, 85259, to record their following agreement:

1. Retirement from Employment . It is hereby agreed by and between Company and Pearce that Pearce has notified Company of his voluntary retirement from his position as CFO of Company and from employment with the Company effective December 31, 2010, and the parties hereto acknowledge and agree that this Agreement shall resolve and govern any and all issues which may have arisen and/or concerning matters which took place during the course of Pearce’s employment by Company.

2. Settlement. Company shall issue to Pearce on December 31, 2010 a final paycheck for employment through December 31, 2010 at his regular base pay and benefits together with any salary benefits held in arrears pursuant to Company’s payroll practices. In settlement of all claims including but not limited to claims under or arising out of the Employment Agreement, Company shall issue to Pearce sixty-six thousand (66,000) shares of restricted common stock of the Company, which shall be delivered to Pearce within five (5) days of the Effective Date of this Agreement. The restricted shares of the Company’s common stock shall be restricted as to resale in accordance with the provisions of the Securities Act of 1933, with an issuance date of January 1, 2011. Pearce acknowledges that he has full knowledge of the Company and its risks and that independent auditors for the Company have issued an opinion as of September 30, 2010 with regard to the ability of the Company to continue as a going concern and recognizes when the restricted shares become available for resale in accordance with the provisions of the Securities Act of 1933 the value and marketability of said shares may be substantially diminished.

3. Covenant Not To Compete. Pearce hereby covenants and agrees that he will not engage in any activity, become employed by or otherwise act or provide services for or on behalf of any entity or individual engaged in the same or substantially similar business as the Company for a period of one year from the Effective Date of this Agreement and Pearce further agrees that he will not engage in any activity, become employed by or otherwise act or provide services for or on behalf of any entity that is developing a cancer vaccine or a treatment for autoimmune disease for a period of five years from the Effective Date.

4. Confidentiality. Pearce acknowledges that he and Company entered into a Confidentiality Agreement (“CA”) dated July 23, 2008, and the provisions of the CA are not changed or superseded by this Agreement and that the CA is binding and enforceable in accordance with its terms notwithstanding this Agreement. Pearce agrees that all matters learned through his employment or as a result of his association with the Company, including without limitations matters related to the Company or its business or financial dealings are Confidential Information under the CA and shall be held by Pearce in strict confidence. Company and Pearce agrees that the terms of this Agreement are strictly confidential and that they shall not, except to the extent required to enforce its terms, by court order or by applicable law, disclose its terms to any individual or entity. The Company or Pearce may, however, disclose the terms of this Agreement to their respective attorneys, accountants and tax preparers. Pearce acknowledges that the Company will be required to file an 8-K announcing his retirement as CFO of the Company and/or file other periodic reports with the SEC which may require the Company to disclose the terms of and/or attach a copy of this agreement.

5. Legal Matters. The validity, enforcement, construction, and interpretation of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions.

6. Waiver; Modification; Severability; Survival. A waiver, discharge, amendment, or modification of this Agreement will be valid and effective only if evidenced by a writing that is signed by or on behalf of both Pearce and Company. Whenever possible, each provision of this Agreement should be construed and interpreted so that it is valid and enforceable under applicable law. If a court determines that a provision of this Agreement is unenforceable, that provision will be deemed separable from the remaining provisions of this Agreement and will not affect the validity, interpretation, or effect of the other provisions of this Agreement or the application of that provision to other circumstances to which it is enforceable.

7. Counterparts; Effective Date. The parties may execute this Agreement by facsimile and in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement. This Agreement will become effective, as of its stated date of execution, when both Pearce and Company sign it.

8. General Release. Pearce hereby releases and forever discharges the Company, its present owners, stockholders, agents, directors, officers, employees, affiliates, predecessors, successors, attorneys, lessors, lessees, licensors and licensees (collectively referred to as “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, rights, demands, losses, debts, expenses, and attorney fees and costs of any nature whatsoever, known or unknown, with regard to any transaction or event occurring in connection with Pearce’s employment with the Company and the voluntary termination of that employment from the beginning of time through the Effective Date of this Agreement. Pearce agrees and understands that this release includes, but is not limited to, any causes of action or claims for unlawful employment discrimination arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et. seq., as amended, the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et. seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et. seq., the Age Discrimination in Employment Act of 1967, as amended 29 U.S.C. § 621 et. seq., and all other federal or state laws and statutes or common law claims arising out of, or relating to his employment with the Company, or the termination thereof, or with regard to any other transactions or events occurring prior to the date of this Agreement. This includes, without limitations, any claims relating to or arising out of Pearce’s prior Employment Agreement with the Company (including without limitation any claims regarding vacation, severance, expense reimbursement, personal injury, stress or mental anguish or employment compensation of any type) and including without limitation any claim or causes of action for return of principal or losses of use of money with regard to any funds directly or indirectly invested in the Company or for any claims arising out of misrepresentation, fraud or securities fraud. Nothing in this Agreement shall effect or in any way impair Pearce’s right to purchase shares of stock of the Company through the exercise of stock options and/or warrants issued by Company to Pearce during his employment in accordance with the terms of said option grants and/or warrants. Pearce further agrees that he will not file, commence, prosecute or participate in any charge, claim or lawsuit against the Company or any of the Releasees based on or arising from the matters released herein provide the settlement shares are delivered to Pearce promptly in accordance with paragraph 2 above. It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE.

Company hereby releases and forever discharges Pearce from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, rights, demands, losses, debts, expenses, and attorney fees and costs of any nature whatsoever, known or unknown, including without limitation with regard to any transaction or event occurring in connection with Pearce’s employment with the Company and the voluntary termination of that employment on the date of this Agreement. This includes, without limitations, any claims relating to or arising out of Company’s prior Employment Agreement with the Pearce, as well as Pearce’s right to purchase any shares of stock of the Company, including without limitation any claim for misrepresentation, fraud or securities fraud. It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE.

9. Company Stock and Options. Company agrees to immediately provide instructions to Pearce for the removal of all restrictions on shares of its common stock issued to Pearce prior to the Company’s IPO and, promptly upon written request from Pearce or his brokers pursuant to said instructions to facilitate the removal of said restrictions.

At any time when the applicable provisions of Rule 144 (including without limitation any holding period requirements) have been satisfied by Pearce, Company agrees upon written request from the Company’s Transfer Agent, Pearce or his broker, promptly to take any necessary and appropriate actions to facilitate the removal of any restrictions on resale under the Securities Act in connection with the 750,000 shares of common stock issued to Pearce on November 23, 2010

Company agrees that Pearce’s termination on the Effective Date of this Agreement shall constitute Qualified Retirement under the provisions of the Company’s Equity Incentive Plans pursuant to which Pearce has been granted options to purchase stock and as a consequence of such Qualified Retirement Pearce shall be entitled to vesting and exercise rights under all options as specified in the Qualified retirement provisions under the applicable Employee Stock Option Plan.

Company agrees that to the extent Pearce exercises options during a time for which shares are subject to lock-up and escrow pursuant to the terms of Company’s Plan of Reorganization Company shall promptly release said shares to Pearce upon the full satisfaction of all applicable conditions of such applicable lock-up.

Company agrees if it decides at any time during the twelve-month period following the Effective Date of this Agreement that in accordance with the provisions of the Company’s Equity Incentive Plans the Company will grant option holders a replacement option if qualifying owned shares are used to exercise options then Pearce will be granted under the same terms and conditions as granted to other option holders the right to receive replacement options should Pearce decide to use qualifying owned shares to exercise his options. To the extent the Company decides to allow for the provision of replacement options to option holders using qualifying stock to exercise their stock options Company agrees to notify Pearce in writing within three days of such decision.

10. Complete Agreement. The headings of the sections of this Agreement are solely for convenient reference and neither constitutes a part of this Agreement nor impact in any manner its meaning, interpretation, or effect. This Agreement records the entire understanding of Pearce and Company with respect to the terms of this Agreement and the restrictions stated in it and supersedes any previous or contemporaneous agreement, representation, or understanding, oral or written, by either of them.

The foregoing Separation Settlement is executed as of the date first above written.

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Samuel S. Duffey
Name: Samuel S. Duffey, Esq.
Title: President
324 S. Hyde Park Ave. Suite 350
Tampa, Florida 33606
Telephone: (813) 864-2554
Telecopy: (813) 258-6912

ALAN M. PEARCE

/s/ Alan M Pearce
Address: 13766 E. Yucca Street
Scottsdale, AZ 85259
Telephone: (480) 656-9592

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